Exhibit 9(b)

Consent of Counsel

[Sutherland, Asbill and Brennan LLP Letterhead]

April 1, 2005

Board of Directors

Western Reserve Life Assurance Co. of Ohio

Separate Account VA U

4333 Edgewood Road, NE

Cedar Rapids, IA. 52499-0001

RE:	Separate Account VA U

WRL Freedom Premier III

File No. 333-108525/811-21427

Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information contained in Post-Effective Amendment No. 5 to the Registration Statement to Form N-4 (file No. 333-108525) of the Separate Account VA U filed by Western Reserve Life Assurance Co. of Ohio with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Sutherland Asbill & Brennan LLP

By:	/s/ Fred Bellamy
Fred Bellamy